EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Financial Results for the Fourth Quarter and Full Year 2015

Robust Pricing Results in 7.4% Increase in Fourth Quarter Combined Company Adjusted Net Yield

Record Revenue Drives 27% Increase in Full Year 2015 Adjusted EPS

Strong Full Year 2016 Earnings Growth of Approximately 30%

MIAMI, Feb. 23, 2016 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company,”) today reported financial results for the fourth quarter and full year ended December 31, 2015, as well as provided guidance for the first quarter and full year 2016.

Fourth Quarter 2015 Highlights

  Adjusted EPS growth of 42% to $0.51 on Adjusted Net Income of $117.3 million.

  Constant Currency Adjusted Net Yield on a Combined Company basis increased 7.4% (5.9% as reported), driven primarily by strong growth in pricing from same fleet operations as well as a partial quarter benefit from the addition of Norwegian Escape. Adjusted Net Yield on a Constant Currency basis increased 16.9% (15.2% as reported).

  Thirtieth consecutive quarter of Adjusted EBITDA growth.

  Approximately $100 million, or 1.7 million shares repurchased during the quarter under previously authorized three-year, $500 million share repurchase program.

  Inclusion in the NASDAQ-100 Index.

Full Year 2015 Highlights

  Adjusted EPS growth of 27% to $2.88 on Adjusted Net Income of $662.7 million.

  Revenue increase of 39.0% to $4.3 billion compared to $3.1 billion in 2014.

  Increase in Constant Currency Adjusted Net Yield on a Combined Company basis of 3.7% (2.0%, as reported), driven primarily by strong pricing performance from same fleet operations.  Adjusted Net Yield increased 20.0% on a Constant Currency basis (18.0% as reported).

  Company's Adjusted Return on Invested Capital of 9% surpasses Weighted Average Cost of Capital.

  Successful launch of the Company’s largest ship to date, Norwegian Escape.

  Announcement of customized newbuild dedicated to the China market to launch in mid-2017.

Full Year 2016 Targets and Highlights

  Strong booked position continues into Wave season with encouraging early trends for 2017.

  Strength in the Caribbean, Alaska and Bermuda markets more than offset softness in Mediterranean itineraries.

  Anticipated strong earnings growth with Adjusted EPS projected to increase approximately 30% resulting in a four-year compounded annual growth rate of approximately 40%.

  Adjusted Net Yield expected to increase approximately 4% on a Constant Currency basis, 3.5% as reported.

  Adjusted ROIC projected to reach double digits in 2016 and on pace to reach target of 14% in 2018, doubling the metric from the time of the Company’s initial public offering in 2013.

  Revenue expected to double from the time of the Company’s initial public offering to $5.0 billion.

  Two ships will join the fleet - Sirena will join Oceania Cruises in the second quarter and the new Seven Seas Explorer will join Regent Seven Seas Cruises in the third quarter.

  Launch of “Feel Free”, Norwegian Cruise Line’s new global brand campaign.

  Announced ship enhancement programs for Regent Seven Seas Cruises and The Norwegian Edge™ for Norwegian Cruise Line.

“By all accounts, 2015 was a truly successful year for Norwegian - a year which included strong net yield growth driven primarily by the go to market strategies aimed at driving demand that were introduced earlier in the year and the successful launch of the largest ship in our fleet, Norwegian Escape,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings.  “Our record fourth quarter results, which included Adjusted EPS growth of 42%, driven by a 7.4% increase in Constant Currency Adjusted Net Yield on a Combined Company basis mainly from improved pricing on same fleet operations, demonstrates just how successful our strategies have been,” continued Del Rio.

Fourth Quarter 2015 Results

The Company generated Adjusted Net Income of $117.3 million, or $0.51 per share compared to $77.6 million or $0.36 per share in the prior year.  Adjusted EPS increased 42% over prior year and exceeded the top end of the Company’s guidance range, benefiting from solid Adjusted Net Yield performance as a result of strong pricing from same fleet operations along with the earnings benefit from a partial quarter of operation of Norwegian Escape.  On a GAAP basis, Net Income was $38.3 million, or $0.17 per share compared to a loss of ($25.6) million or ($0.12) per share in the prior year.

On a Combined Company basis, which compares current results against the combined results of Norwegian and Prestige Cruises International, Inc. in the prior year, Adjusted Net Yield on a Constant Currency basis increased 7.4% (5.9% as reported), reflecting improved pricing in the quarter as a result of the Company’s initiatives to drive demand.  Adjusted Net Yield on a Constant Currency basis improved 16.9% (15.2% as reported) primarily as a result of the Acquisition of Prestige which occurred in the fourth quarter of 2014.

On a Combined Company basis, Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 5.9% on a Constant Currency basis (4.8% as reported), primarily as a result of two lengthy scheduled dry-docks in the quarter compared to the prior year which had no dry-docks in the period.  Adjusted Net Cruise Costs Excluding Fuel per Capacity Day increased 17.8% on a Constant Currency basis (16.6% on as reported), primarily as a result of the Acquisition of Prestige.  The Company’s fuel price per metric ton, net of hedges, decreased 15.0% to $509 from $599 in 2014. The Company’s fuel price per metric ton, excluding the impact of hedges, was $351 compared to $529 in 2014.

The Company repurchased approximately $100 million, or 1.7 million shares, of the Company’s stock under its previously authorized three-year, $500 million share repurchase program.  As of December 31, 2015, $313.5 million remained available for repurchases.

Full Year 2015 Results

The Company reported a 27% increase in Adjusted EPS to $2.88 up from $2.27 in the prior year, on Adjusted Net Income of $662.7 million compared to $480.6 million in 2014.  This strong growth follows a 61% increase in Adjusted EPS in 2014, which was fueled by the Company's introduction of Norwegian Getaway, further demonstrating the Company’s continued underlying earnings power, particularly in a year of predominantly same-fleet growth.  On a GAAP basis, diluted EPS and net income were $1.86 and $427.1 million, respectively.

On a Combined Company basis, Adjusted Net Yield on a Constant Currency basis increased 3.7% (2.0% as reported), reflecting improved pricing mainly as a result of the aforementioned strategies to drive demand.  The Acquisition of Prestige along with improved overall pricing resulted in an improvement of Adjusted Net Yield on a Constant Currency basis of 20.0% (18.0% as reported).

On a Combined Company Constant Currency basis Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 3.8% (2.9% as reported).   On a Constant Currency basis the metric increased 25.0% (24.0% as reported). The Company’s fuel price per metric ton, net of hedges, decreased 13.8% to $539 from $625 in 2014. The Company’s fuel price per metric ton, excluding the impact of hedges, was $424 compared to $605 in 2014.

Interest expense, net was $221.9 million compared to $151.8 million in 2014.  Interest expense for 2015 reflected an increase in average debt outstanding in connection with the Acquisition of Prestige.

2016 Outlook

As a result of its post-acquisition strategies to drive demand, the Company entered the year in a solid booked position with more than 50% of overall 2016 inventory sold which is significantly ahead of the same time last year.  The Company is seeing this trend continue into next year where the current booked position for the first half of 2017 is approximately 30% higher compared to this time last year on a capacity increase of approximately 5%.

"Our strong booked position coming into the year provides us more pricing leverage during Wave season and beyond for remaining inventory than in years past,” said Del Rio. “Our core itineraries in the Caribbean, Alaska and Bermuda are performing strongly and more than make up for softness in the Mediterranean region caused by geopolitical events and incidents in recent months which, when combined with the strengthening of the U.S. dollar, reduced anticipated earnings for the year by approximately $0.10 per share. The strength in our North American destinations, as well as encouraging booking volumes for early 2017 give us further confidence in our targets of reaching double-digit return on invested capital in 2016, growing to 14% by 2018, and exceeding $5.00 Adjusted EPS in 2017,” continued Del Rio.

The Company will take delivery of two ships in 2016.  Sirena will join the Oceania Cruises’ fleet in March with her first sailing in late April following an extensive, multi-million dollar upgrade and refurbishment.  Seven Seas Explorer, the first newbuild for Regent in over thirteen years, will join the fleet in the third quarter.

In the first quarter of 2016, the Company executed a purchase and sale agreement for the Company’s interest in certain land-based operations in Hawaii. The agreement is subject to customary closing conditions, including receipt of all required regulatory approvals.  The sale is expected to be completed during 2016.  The amount of the transaction is considered immaterial to the Company’s consolidated financial statements.  For comparative purposes, the Company’s guidance excludes the results of these operations for both the current and prior year.  Excluding the results of these operations, Adjusted Net Yield, Adjusted Net Cruise Cost Excluding Fuel per Capacity Day and Adjusted EPS for each quarter and full year 2015 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Adjusted Net Yield	$202.75	$226.63	$262.54	$207.80	$225.00
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$123.19	$115.75	$117.57	$113.68	$117.47
Adjusted EPS	$0.27	$0.74	$1.35	$0.51	$2.87

2016 Guidance and Sensitivities

In addition to announcing the results for 2015, the Company also provided guidance for the first quarter and full year 2016, which excludes the results of the aforementioned land-based operations in Hawaii, along with accompanying sensitivities.

	First Quarter 2016 (1)		Full Year 2016 (1)
	As Reported	Constant Currency	As Reported	Constant Currency
Adjusted Net Yield	Approx. 1.75%	Approx. 2.5%	Approx. 3.5%	Approx. 4.0%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. 1.75%	Approx. 2.0%	Approx. 2.25%	Approx. 2.5%
Adjusted EPS	$0.34 to $0.39		$3.65 to $3.85
Adjusted Depreciation and Amortization (2)	$95 to $100 million		$410 to $420 million
Interest Expense, net	$60 to $65 million		$233 to $243 million
Effect on Adjusted EPS of a 1% change in Adjusted Net Yield (3)	$0.04		$0.17
(1) Excludes results from the Company’s interest in certain land-based operations in Hawaii
(2) Excludes $5.3 million and $21.1 million of amortization of intangible assets related to the Acquisition of Prestige in the first quarter and full year 2016, respectively
(3) Based on midpoint of guidance

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	First Quarter 2016	Full Year 2016
Fuel consumption in metric tons	185,000	725,000
Fuel price per metric ton, excluding hedges	$260	$290
Fuel price per metric ton, net of hedges	$450	$470
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.005	$0.02

As of December 31, 2015, the Company had hedged approximately 60%, 56%, 49% and 32% of its total projected metric tons of fuel purchases in 2016, 2017, 2018 and 2019, respectively.  The average fuel price per metric ton of the hedge portfolio for the same periods is $452, $401, $357 and $322, respectively.

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations. As of December 31, 2015, anticipated capital expenditures were $1.0 billion, $1.1 billion, and $1.2 billion for the years ending December 31, 2016, 2017, and 2018, respectively, of which we have export credit financing in place for the expenditures related to ship construction contracts of $0.5 billion for 2016, $0.6 billion for 2017 and $0.7 billion for 2018.

Company Updates and Other Business Highlights

The Norwegian Edge™ and Regent Seven Seas Cruises Refurbishment Program

Norwegian Cruise Line revealed The Norwegian Edge™, an innovative program that promises to introduce a new standard of excellence that encompasses the entire guest experience, from ship hardware to culinary enhancements and exclusive private destination developments. The Norwegian Edge™ includes a $400 million investment through 2017 and demonstrates the line’s commitment to exceptional quality and extraordinary experiences.  The extensive ship revitalization program will completely transform many spaces on board nine of the fleet’s ships to reflect the premium look and feel of the line’s newest and most spectacular ships.  The refurbishment program began in October 2015 with a full refresh of Norwegian Epic, followed by Norwegian Gem in November 2015.  Throughout the course of the remainder of the refurbishment program, seven ships will go into dry-dock including Pride of America and Norwegian Sun in spring 2016; Norwegian Dawn in summer 2016; Norwegian Spirit, Norwegian Sky and Norwegian Pearl in winter 2017; and Norwegian Jade in spring 2017.

Regent Seven Seas Cruises also recently announced plans for an extensive two-year, $125 million fleet-wide refurbishment program.  This investment includes significant renovations of most public spaces along with a complete redesign of all categories of suites to feature the same elegant style featured on Seven Seas Explorer, providing guests with a consistent look and feel.  Seven Seas Navigator will be the first to receive this upgrade in the second quarter, followed by Seven Seas Voyager in late 2016 and Seven Seas Mariner in spring 2017.

Launch of Norwegian Cruise Line’s Global Brand Campaign, “Feel Free”

Norwegian Cruise Line revealed its new global brand campaign, “Feel Free.” Rooted in the line’s fundamentals of freedom and flexibility, Feel Free is an invitation for guests to experience Norwegian’s philosophy of what a vacation should be, free from rigid schedules with the freedom to make their vacation their own.  The integrated campaign launched January 4, 2016, and included national television spots, online video, digital units, and various social media activations.

Norwegian Cruise Line Announces Summer 2017 Deployment Offerings in Europe

As part of the Company’s itinerary diversification strategy, the Company announced Norwegian Cruise Line’s summer 2017 deployment offerings in Europe, which for the first time features five ships sailing in European waters in the summer season. Highlights of the new itineraries include cruises to the Baltic Capitals on Norwegian Getaway from Copenhagen and a first ever complete season from Hamburg on Norwegian Jade, with embarkation for those cruises also available in the U.K. and Amsterdam.

Conference Call

The Company has scheduled a conference call for Tuesday, February 23, 2016 at 11:00 a.m. Eastern Time to discuss fourth quarter and full year 2015 results.  A link to the live webcast can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

With a combined fleet of 22 ships with approximately 45,000 berths, these brands offer itineraries to more than 510 destinations worldwide. The Company will introduce five additional ships through 2019.

Norwegian Cruise Line is an innovator in cruise travel with a history of breaking the boundaries of traditional cruising, most notably with the introduction of "Freestyle Cruising," which revolutionized the industry by giving guests more freedom and flexibility. Norwegian Cruise Line offers The Haven by Norwegian, a luxury enclave with suites, private pools and dining, concierge service and personal butlers. Oceania Cruises offers immersive destination experiences with destination-rich itineraries spanning the globe and the finest cuisine at sea. Regent Seven Seas Cruises is an all-inclusive cruise line which provides all-suite accommodations, round-trip air, highly personalized service, acclaimed cuisine, fine wines and spirits, Wi-Fi, sightseeing excursions in every port and other amenities included in the cruise fare.

Terminology

Acquisition of Prestige. In November 2014, pursuant to the Merger Agreement, we acquired Prestige in a cash and stock for a total transaction consideration of $3.025 billion, including the assumption of debt.

Adjusted Depreciation and Amortization. Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige.

Adjusted EBITDA. EBITDA adjusted for other income (expense) and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Free Cash Flow. Free Cash Flow adjusted for proceeds from ship construction financing facilities and other supplemental adjustments.

Adjusted Interest Expense, net. Interest expense, net adjusted to exclude one-time costs associated with early debt extinguishments.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income. Net income adjusted for supplemental adjustments.

Adjusted Net Revenue. Net Revenue adjusted for supplemental adjustments.

Adjusted Net Yield. Net Yield adjusted for supplemental adjustments.

Adjusted Return on Invested Capital (“Adjusted ROIC”). Adjusted EBITDA plus Adjusted Depreciation and Amortization divided by debt and shareholders’ equity including certain amounts due to affiliate, averaged for four quarters.

Berths. Double occupancy capacity per stateroom (single occupancy per studio stateroom) even though many staterooms can accommodate three or more passengers.

Breakaway Class Ships. Norwegian Breakaway and Norwegian Getaway.

Breakaway Plus Class Ships. The next generation of ships which are similar in design and innovation to Breakaway Class Ships.

Capacity Days. Available Berths multiplied by the number of cruise days for the period.

Combined Company. Combined financial results of Norwegian and Prestige for 2014.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

EBITDA. Earnings before interest, taxes, depreciation and amortization.

EPS. Earnings per share.

Free Cash Flow. Net cash provided by operating activities less capital expenditures for ship construction, business enhancements and other.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield. Total revenue per Capacity Day.

Management NCL Corporation Units. NCL Corporation, Ltd.’s (“NCLC”) previously outstanding profits interests issued to management (or former management) of NCLC which were converted into units in NCLC in connection with the corporate reorganization.

Merger Agreement. Agreement and Plan of Merger, dated as of September 2, 2014, by and among Prestige, NCLH, Portland Merger Sub, Inc. and Apollo Management, L.P., as amended, for the Acquisition of Prestige.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt-to-Capital. Total debt less cash and cash equivalents (“Net Debt”) divided by Net Debt plus shareholders’ equity.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some staterooms.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Secondary Equity Offering(s). Secondary public offering(s) of NCLH’s ordinary shares.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Weighted Average Cost of Capital. Calculation of cost of capital in which each category of capital is proportionately weighted.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Adjusted Net Revenue, Net Yield, Adjusted Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Adjusted ROIC, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Revenue and Adjusted Net Yield, which excludes certain business combination accounting entries, are non-GAAP financial measures that we believe are useful as supplemental measures in evaluating the performance of our operating business and provide greater transparency into our results of operations. Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. Our management believes the presentation of Adjusted ROIC, a non-GAAP financial measure, provides a useful performance metric for evaluating our effective use of capital. In addition, management uses this measure as a component of our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Revenue, Adjusted Net Yield, Adjusted Net Income, Adjusted EPS and Adjusted ROIC may not be indicative of future adjustments or results.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including development plans and objectives relating to our activities), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the risks and increased costs associated with operating internationally; our efforts to expand our business into new markets; adverse events impacting the security of travel, such as terrorist acts, acts of piracy, armed conflict and threats thereof and other international events; breaches in data security or other disturbances to our information technology and other networks; the spread of epidemics and viral outbreaks; adverse incidents involving cruise ships; changes in fuel prices and/or other cruise operating costs;  our hedging strategies; our inability to obtain adequate insurance coverage; our substantial indebtedness, including the ability to raise additional capital to fund our operations, and to generate the necessary amount of cash to service our existing debt; restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; our ability to incur significantly more debt despite our substantial existing indebtedness; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; fluctuations in foreign currency exchange rates; our inability to recruit or retain qualified personnel or the loss of key personnel; future changes relating to how external distribution channels sell and market our cruises; our reliance on third parties to provide hotel management services to certain ships and certain other services; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; future increases in the price of, or major changes or reduction in, commercial airline services; seasonal variations in passenger fare rates and occupancy levels at different times of the year; our ability to keep pace with developments in technology; amendments to our collective bargaining agreements for crew members and other employee relation issues; the continued availability of attractive port destinations; pending or threatened litigation, investigations and enforcement actions; changes involving the tax and environmental regulatory regimes in which we operate; our reliance on exemptions from certain corporate governance requirements during a one-year transition period; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we will operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenue
Passenger ticket	$722,542	$548,469	$3,129,075	$2,176,153
Onboard and other	313,981	240,440	1,215,973	949,728
Total revenue	1,036,523	788,909	4,345,048	3,125,881
Cruise operating expense
Commissions, transportation and other	175,447	129,006	765,298	503,722
Onboard and other	62,101	51,220	272,802	224,000
Payroll and related	175,857	131,261	666,110	452,647
Fuel	90,866	89,478	358,650	326,231
Food	47,672	43,004	179,641	168,240
Other	105,805	74,651	412,948	271,784
Total cruise operating expense	657,748	518,620	2,655,449	1,946,624
Other operating expense
Marketing, general and administrative	143,120	139,585	554,999	403,169
Depreciation and amortization	117,733	84,262	432,114	273,147
Total other operating expense	260,853	223,847	987,113	676,316
Operating income	117,922	46,442	702,486	502,941
Non-operating income (expense)
Interest expense, net	(68,690)	(56,438)	(221,909)	(151,754)
Other expense	(11,079)	(14,158)	(46,668)	(10,853)
Total non-operating income (expense)	(79,769)	(70,596)	(268,577)	(162,607)
Net income (loss) before income taxes	38,153	(24,154)	433,909	340,334
Income tax benefit (expense)	159	(1,494)	(6,772)	2,267
Net income (loss)	38,312	(25,648)	427,137	342,601
Net income (loss) attributable to non-controlling interest	-	(39)	-	4,249
Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$38,312	$(25,609)	$427,137	$338,352

Weighted-average shares outstanding
Basic	228,922,432	212,698,622	226,591,437	206,524,968
Diluted	230,153,510	212,698,622	230,040,132	212,017,784

Earnings (loss) per share
Basic	$0.17	$(0.12)	$1.89	$1.64
Diluted	$0.17	$(0.12)	$1.86	$1.62

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net income (loss)	$38,312	$(25,648)	$427,137	$342,601
Other comprehensive loss:
Shipboard Retirement Plan	744	(2,595)	1,102	(2,311)
Cash flow hedges:
Net unrealized loss	(124,351)	(194,076)	(262,852)	(238,436)
Amount realized and reclassified into earnings	30,160	11,529	91,742	13,354
Total other comprehensive loss	(93,447)	(185,142)	(170,008)	(227,393)
Total comprehensive income (loss)	(55,135)	(210,790)	257,129	115,208
Comprehensive income (loss) attributable to non-controlling interest	-	(1,018)	-	2,808
Total comprehensive income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$(55,135)	$(209,772)	$257,129	$112,400

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$115,937	$84,824
Accounts receivable, net	44,996	32,432
Inventories	58,173	56,555
Prepaid expenses and other assets	121,305	109,924
Total current assets	340,411	283,735
Property and equipment, net	9,458,805	8,623,773
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	259,085	355,032
Total assets	$12,264,757	$11,468,996
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$629,840	$576,947
Accounts payable	51,369	101,983
Accrued expenses and other liabilities	640,568	552,514
Due to affiliate	20,769	37,948
Advance ticket sales	1,023,973	817,207
Total current liabilities	2,366,519	2,086,599
Long-term debt	5,767,697	5,503,076
Due to affiliate	-	18,544
Other long-term liabilities	349,661	341,964
Total liabilities	8,483,877	7,950,183
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 232,179,786 shares issued and 227,815,301 shares outstanding at December 31, 2015 and 230,116,780 shares issued and 227,630,430 shares outstanding at December 31, 2014	232	230
Additional paid-in capital	3,814,536	3,702,344
Accumulated other comprehensive income (loss)	(412,650)	(242,642)
Retained earnings	568,018	140,881
Treasury shares (4,364,485 and 2,486,350 ordinary shares at December 31, 2015 and December 31, 2014, respectively, at cost)	(189,256)	(82,000)
Total shareholders' equity	3,780,880	3,518,813
Total liabilities and shareholders' equity	$12,264,757	$11,468,996

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Year Ended
	December 31,
	2015	2014
Cash flows from operating activities
Net income	$427,137	$342,601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	450,335	304,877
Loss on derivatives	26,525	7,274
Deferred income taxes, net	1,269	6,187
Gain on contingent consideration	(43,400)	-
Write-off of financing fees	4,070	15,628
Provision for bad debts and inventory	5,029	-
Share-based compensation expense	42,209	14,617
Changes in operating assets and liabilities excluding the impact of the Acquisition of Prestige:
Accounts receivable, net	(14,803)	(7,256)
Inventories	(4,408)	(261)
Prepaid expenses and other assets	(8,583)	(6,373)
Accounts payable	(50,730)	315
Accrued expenses and other liabilities	(7,544)	(18,061)
Advance ticket sales	218,260	(23,947)
Payment of original issue discount	(1,647)	-
Net cash provided by operating activities	1,043,719	635,601
Cash flows from investing activities
Acquisition of Prestige, net of cash received	-	(826,686)
Additions to property and equipment, net	(1,124,525)	(964,640)
Settlement of derivatives	(83,519)	(5,334)
Investment in intangible asset	(750)	-
Net cash used in investing activities	(1,208,794)	(1,796,660)
Cash flows from financing activities
Repayments of long-term debt	(1,569,313)	(1,688,720)
Repayments to affiliate	(37,042)	(37,043)
Proceeds from long-term debt	1,855,809	3,107,721
Proceeds from the exercise of share options	69,127	5,857
Proceeds from employee share purchase plan	858	-
Purchases of treasury shares	(107,256)	(82,000)
NCLC partnership tax distributions	-	(218)
Deferred financing fees and other	(15,995)	(116,181)
Net cash provided by financing activities	196,188	1,189,416
Net increase in cash and cash equivalents	31,113	28,357
Cash and cash equivalents at beginning of the year	84,824	56,467
Cash and cash equivalents at end of the year	$115,937	$84,824

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Year Ended
		December 31,		December 31,
		2015	2014	2015	2014

Passengers carried		549,191	476,650	2,164,404	1,933,044
Passenger Cruise Days		4,102,250	3,554,855	16,027,743	13,634,200
Capacity Days		3,813,830	3,398,468	14,700,990	12,512,459
Occupancy Percentage		107.6%	104.6%	109.0%	109.0%

Net Revenue, Adjusted Net Revenue, Gross Yield, Net Yield and Adjusted Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2015			2015
		Constant			Constant
	2015	Currency	2014	2015	Currency	2014

Passenger ticket revenue	$722,542	$739,018	$548,469	$3,129,075	$3,203,661	$2,176,153
Onboard and other revenue	313,981	313,981	240,440	1,215,973	1,215,973	949,728
Total revenue	1,036,523	1,052,999	788,909	4,345,048	4,419,634	3,125,881
Less:
Commissions, transportation and other expense	175,447	179,884	129,006	765,298	783,891	503,722
Onboard and other expense	62,101	62,101	51,220	272,802	272,802	224,000
Net Revenue	798,975	811,014	608,683	3,306,948	3,362,941	2,398,159
Non-GAAP Adjustment:
Deferred revenue (1)	917	917	10,052	32,431	32,431	10,052
Adjusted Net Revenue	$799,892	$811,931	$618,735	$3,339,379	$3,395,372	$2,408,211

Capacity Days	3,813,830	3,813,830	3,398,468	14,700,990	14,700,990	12,512,459

Gross Yield	$271.78	$276.10	$232.14	$295.56	$300.64	$249.82
Net Yield	$209.49	$212.65	$179.11	$224.95	$228.76	$191.66
Adjusted Net Yield	$209.73	$212.89	$182.06	$227.15	$230.96	$192.47

(1) Reflects deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules.

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2015			2015
		Constant			Constant
	2015	Currency	2014	2015	Currency	2014
Total cruise operating expense	$657,748	$665,405	$518,620	$2,655,449	$2,683,776	$1,946,624
Marketing, general and administrative expense	143,120	144,478	139,585	554,999	560,376	403,169
Gross Cruise Cost	800,868	809,883	658,205	3,210,448	3,244,152	2,349,793
Less:
Commissions, transportation and other expense	175,447	179,884	129,006	765,298	783,891	503,722
Onboard and other expense	62,101	62,101	51,220	272,802	272,802	224,000
Net Cruise Cost	563,320	567,898	477,979	2,172,348	2,187,459	1,622,071
Less: Fuel expense	90,866	90,866	89,478	358,650	358,650	326,231
Net Cruise Cost Excluding Fuel	472,454	477,032	388,501	1,813,698	1,828,809	1,295,840
Less Non-GAAP Adjustments:
Crew expenses (1)	4,395	4,395	2,549	10,154	10,154	7,693
Non-cash share-based compensation (2)	14,354	14,354	11,075	42,211	42,211	20,627
Secondary Equity Offerings' expenses (3)	842	842	-	2,226	2,226	2,075
Severance payments and other fees (4)	2,535	2,535	-	17,580	17,580	-
Management NCL Corporation Units exchange expenses (5)	-	-	-	624	624	-
Acquisition of Prestige expenses (6)	9,781	9,781	37,245	27,170	27,170	57,513
Contingent consideration adjustment (7)	-	-	-	(43,400)	(43,400)	-
Contract termination expenses (8)	-	-	-	3,319	3,319	-
Other (9)	-	-	861	-	-	3,804
Adjusted Net Cruise Cost Excluding Fuel	$440,547	$445,125	$336,771	$1,753,814	$1,768,925	$1,204,128

Capacity Days	3,813,830	3,813,830	3,398,468	14,700,990	14,700,990	12,512,459

Gross Cruise Cost per Capacity Day	$209.99	$212.35	$193.68	$218.38	$220.68	$187.80
Net Cruise Cost per Capacity Day	$147.70	$148.90	$140.65	$147.77	$148.80	$129.64
Net Cruise Cost Excluding Fuel per Capacity Day	$123.88	$125.08	$114.32	$123.37	$124.40	$103.56
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$115.51	$116.71	$99.09	$119.30	$120.33	$96.23

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity awards, which are included in marketing, general and administrative expense.
(3) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(7) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.
(8) Contract termination expenses related to the Acquisition of Prestige, which are included in other cruise operating expense.
(9) Expenses primarily related to the Corporate Reorganization and the settlement of a 2007 breach of contract claim, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended			Year Ended
	December 31,			December 31,
	2015	2014		2015	2014

Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$38,312	$(25,609)		$427,137	$338,352
Net income (loss) attributable to non-controlling interest	-	(39)		-	4,249
Net income (loss)	38,312	(25,648)		427,137	342,601
Non-GAAP Adjustments:
Crew expenses (1)	4,395	2,549		10,154	7,693
Non-cash share-based compensation (2)	14,354	11,075		42,384	20,627
Secondary Equity Offerings' expenses (3)	842	-		2,226	2,075
Taxes related to changes in corporate structure (4)	-	10,551		-	5,247
Severance payments and other fees (5)	2,535	-		17,580	-
Debt related expenses (6)	-	15,397		-	15,397
Management NCL Corporation Units exchange expenses (7)	-	-		624	-
Acquisition of Prestige expenses (8)	9,781	37,245		27,170	57,513
Deferred revenue (9)	917	13,004		32,431	13,004
Amortization of intangible assets (10)	12,944	12,600		72,917	12,600
Contingent consideration adjustment (11)	-	-		(43,400)	-
Loss on extinguishment of debt (12)	12,624	-		12,624	-
Derivative loss (13)	7,601	-		40,971	-
Contract termination expenses (14)	-	-		6,848	-
Information technology write-off (15)	12,988	-		12,988	-
Other (16)	-	861		-	3,804
Adjusted Net Income	$117,293	$77,634		$662,654	$480,561
Diluted weighted-average shares outstanding - Net income (loss)		212,698,622	(17)
Diluted weighted-average shares outstanding - Adjusted Net income	230,153,510	218,009,812		230,040,132	212,017,784
Diluted earnings (loss) per share	$0.17	$(0.12)		$1.86	$1.62
Adjusted EPS	$0.51	$0.36		$2.88	$2.27

(1) Non-cash deferred compensation expenses related to the crew pension plan, and other crew expenses which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity awards, which are included in marketing, general and administrative expense.
(3) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Taxes related to the change in our corporate entity structure, which are included in income tax benefit (expense).
(5) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(6) Write-off of deferred financing fees, premiums paid and other expenses related to prepayments of debt, which are included in interest expense, net.
(7) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(8) Expenses related to the Acquisition of Prestige, which are primarily included in marketing, general and administrative expense.
(9) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in Net Revenue.
(10) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(11) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.
(12) Loss on extinguishment of debt, which is included in interest expense, net.
(13) Losses of approximately $(7.6) million for the fair value adjustment of a foreign exchange collar which does not receive hedge accounting treatment, which is included in other income and (expense) for the three months ended December 31, 2015. Losses of $(26.2) million for a foreign exchange collar which does not receive hedge accounting treatment and losses of $(14.7) million related to certain fuel swap derivative hedge contracts for the year ended December 31, 2015.
(14) Contract termination expenses related to the Acquisition of Prestige, which are included in other cruise operating expense and depreciation and amortization expense.
(15) Expenses related to the write-off of certain information technology items, which are included in depreciation and amortization expense.
(16) Expenses primarily related with the tax restructuring and costs related to the settlement of a 2007 breach of contract claim, which are included in marketing, general and administrative expense.
(17) Due to a net loss excludes 5,311,190 shares, as including these would be antidilutive.

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):

	Three Months Ended			Year Ended
	December 31,			December 31,
	2015	2014		2015	2014

Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$38,312	$(25,609)		$427,137	$338,352
Interest expense, net	68,690	56,438		221,909	151,754
Income tax (benefit) expense	(159)	1,494		6,772	(2,267)
Depreciation and amortization expense	117,733	84,262		432,114	273,147
EBITDA	224,576	116,585		1,087,932	760,986
Net income (loss) attributable to non-controlling interest	-	(39)		-	4,249
Other expense	11,079	14,158		46,668	10,853
Non-GAAP Adjustments:
Crew expenses (1)	4,395	2,549		10,154	7,693
Non-cash share-based compensation (2)	14,354	11,075		42,211	20,627
Secondary Equity Offerings' expenses (3)	842	-		2,226	2,075
Severance payments and other fees (4)	2,535	-		17,580	-
Management NCL Corporation Units exchange expenses (5)	-	-		624	-
Acquisition of Prestige expenses (6)	9,781	37,245		27,170	57,513
Deferred revenue (7)	917	10,052		32,431	10,052
Contingent consideration adjustment (8)	-	-		(43,400)	-
Contract termination expenses (9)	-	-		3,319	-
Other (10)	-	861		-	3,804
Adjusted EBITDA	$268,479	$192,486		$1,226,915	$877,852

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity awards, which are included in marketing, general and administrative expense.
(3) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(7) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in Net Revenue.
(8) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing general and administrative expense.
(9) Contract termination expenses related to the Acquisition of Prestige, which are included in other cruise operating expense.
(10) Expenses primarily related with the tax restructuring and costs related to the settlement of a 2007 breach of contract claim, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):

	December 31,
	2015	2014
Long-term debt, net of current portion	$5,767,697	$5,503,076
Current portion of long-term	629,840	576,947
Total debt	6,397,537	6,080,023
Less: Cash and cash equivalents	115,937	84,824
Net Debt	6,281,600	5,995,199
Total shareholders' equity	3,780,880	3,518,813
Net Debt and shareholders' equity	$10,062,480	$9,514,012
Net Debt-to-Capital	62.4%	63.0%

Adjusted Free Cash Flow was calculated as follows (in thousands):

	Year Ended
	December 31,
	2015	2014

Net cash provided by operating activities	$1,043,719	$635,601
Less: Capital expenditures for ship construction	(902,251)	(892,185)
Less: Capital expenditures for business enhancements and other	(222,274)	(72,455)
Free Cash Flow	(80,806)	(329,039)
Proceeds from ship construction financing facilities	686,756	818,062
Adjusted Free Cash Flow	$605,950	$489,023

Adjusted Return On Invested Capital was calculated as follows (in thousands):
	Year Ended December 31,
	2015

Adjusted EBITDA (1)	$1,226,915
Less: Adjusted Depreciation	(359,197)
Total	$867,718
Total debt and shareholders' equity (2)	9,651,780
Adjusted Return On Invested Capital	9.0%

(1) See the reconciliation of Net income to Adjusted EBITDA presented within.
(2) Calculation consists of a four quarter average of debt and shareholders' equity. Debt includes certain amounts due to affiliate.

Investor Relations Contact
Andrea DeMarco
(305) 468-2463
InvestorRelations@ncl.com

Media Contacts
Jason Lasecki
(305) 514-3912
Vanessa Picariello
(305) 436-4713
PublicRelations@ncl.com